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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Chancellor Media Corporation:


We consent to the use of our reports on the following financial statements: 1) the consolidated statements of operations, stockholders' equity and cash flows of Chancellor Media Corporation and Subsidiaries for the year ended December 31, 1996; 2) the statements of earnings and cash flows of WLIT Inc. for the year ended December 31, 1996; and 3) the combined statements of operations and cash flows of KYSR Inc. and KIBB Inc. for the year ended December 31, 1996. We also consent to the reference to our firm under the heading "Experts" in the Registration Statement on Form S-4.


                                       KPMG LLP

Dallas, Texas

June 3, 1999